Exhibit 5.1

John F. Wall, III

Vice President &

Assistant General Counsel

November 6, 2009

Force Protection, Inc.

9801 Highway 78

Building No. 1

Ladson, South Carolina  29456

Re:          Registration Statement on Form S-8

Ladies and Gentlemen:

I am acting as counsel to Force Protection, Inc., a Nevada corporation (the “Company”) in connection with the registration, pursuant to a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to be filed with the Securities and Exchange Commission on or about November 6, 2009 (the “Registration Statement”), relating to the offering and issuance of $33,000,000. Deferred Compensation Obligations (the “Obligations”) pursuant to the Force Protection, Inc. Deferred Compensation Plan (the “Deferred Plan”).

As such counsel, I have participated in the preparation of the Registration Statement and am familiar with the Deferred Plan.  I have examined and relied upon originals or copies of such records, instruments, certificates, memoranda, and other documents as I have deemed necessary or advisable for purposes of this opinion and have assumed, without independent inquiry, the accuracy of those documents. In that examination, I have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by me as copies, the authenticity and completeness of all original documents reviewed by me in original or copy form, and the legal competence of each individual executing such documents.

This opinion is limited solely to the laws of the  South Carolina Business Corporation Act, as applied by courts located in South Carolina, the applicable provisions of the South Carolina Constitution and the reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, I am of the opinion that the Obligations to be issued by the Company pursuant to the Deferred Plan have been duly authorized, and when delivered in accordance with the terms of the Deferred Plan, will be valid and binding Obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance or transfer, or other similar laws affecting the rights and remedies of creditors generally or general principles of equity.

The opinions contained in this opinion letter are given as of the date hereof and have been prepared for use in connection with the Registration Statement. I consent to the filing of a copy of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ John F. Wall, III

John F. Wall, III